Exhibit 99.1

NUTRACEA REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Highlights:

•	Revenues for first quarter 2011 increased 10.7% to $8.0 million
•	Gross profit increased from 24.0% to 27.7% of revenues
•	Loss from operations improved 61.6% to a loss of $1.3 million

For Immediate Release

SCOTTSDALE, AZ, May 11, 2011 —NutraCea (NTRZ), a world leader in production and marketing of value added products derived from rice bran, today announced its financial results for the first quarter ended March 31, 2011.

The Company reported consolidated revenues for the first quarter of 2011 of $8.0 million, compared to $7.2 million for the first quarter of 2010, an increase of 10.7%. Revenues in the Company’s Bio-Refining segment increased 36.4% or $1.5 million in the first quarter of 2011. SRB segment revenues declined $0.7 million primarily due to divestiture of the infant cereal business in March 2010, which was partially offset by toll processing revenue of $0.2 million, combined with a $0.4 million decline in animal and human nutrition product revenues.

Consolidated gross profit percentage for the first quarter of 2011 rose 3.7 percentage points, to 27.7%. Bio-Refining gross profit percentage increased 10.6 percentage points, to 23.7%, in the first quarter of 2011 due to favorable pricing and volume increases across all product categories. SRB segment gross profit percentage declined 1.3 percentage points, to 36.2%. SRB segment revenues in the first quarter of 2011 included low margin toll processing associated with the sale of the infant cereal business. We discontinued toll processing in April 2011 and expect an SRB segment gross profit percentage of approximately 40% in the second quarter of 2011.

Operating expenses decreased by $1.6 million, or 30.8%, to $3.5 million in the first quarter of 2011. Consolidated selling, general and administrative (SG&A) costs declined 16.0% to $3.4 million, primarily due to continued efforts to control costs in the Corporate and SRB segments.

The Company reported a loss from operations of $1.3 million for the first quarter of 2011, an improvement of $2.0 million, or 61.6%.

The net loss attributable to NutraCea shareholders for first quarter of 2011 increased to $4.1 million, or ($0.02) per basic and diluted share, compared to $3.3 million, or ($0.02) per basic and diluted share, for the first quarter of 2010. The reportable loss for the first quarter of 2011 included a non-cash charge for warrant liability expense of $2.6 million. Warrant liabilities are stated at fair value on our balance sheet, as determined by acceptable valuation methods. This non-cash warrant liability expense was partially offset by higher sales in the Bio-Refining segment, improved margins, lower SG&A expenses and recovery of accounts receivable previously written off.

W. John Short, Chief Executive Officer, commented, “We are pleased to report growth in consolidated revenues and improvement in gross profit margins in all go-forward businesses. Increased sales and margins combined with close attention to spending at every level helped to substantially reduce our loss from operations. While we are pleased with the continued improvement achieved in the first quarter, challenges remain. All of us at NutraCea are focused on growing our SRB and Bio-Refining segment revenues while we continue to carefully manage costs. We will not be satisfied until we achieve sustainable positive cash flow and profitability for the benefit of all NutraCea stakeholders. “

Leo Gingras, President and Chief Operating Officer, noted, “Our Bio-Refining segment continues to be a major contributor to our improving financial performance. As reported earlier, Irgovel’s better-than-plan performance between October 1, 2010 and March 31, 2011, resulted in our partners closing early on an additional membership interest purchase that increased their ownership in Nutra SA to 40.2% in April 2011. We continue to move ahead expeditiously on the expansion and technology improvement projects at Irgovel and expect to meet the original timetables for bringing these projects on line later this year and in 2012.”

On Thursday, May 12, 2011, at 1:00 p.m. EDT NutraCea will hold a conference call to discuss its first quarter 2011 financial results. Individuals wishing to participate in the conference call on Thursday, May 12th at 1 pm EDT may dial toll-free 1-877-941-0843 (domestic) or 1- 480-629-9866 (international); there is no passcode. The teleconference will also be available for replay beginning approximately one hour after the conclusion of the call. To hear a replay of the call, please dial 1-800-406-7325 (domestic calls) or 1-303-590-3030 (international calls) using passcode 4439853.

The live call and replay of the session, and additional financial information referenced during the teleconference, can also be accessed via the Web at http://www.nutracea.com/ConferenceCall-Q1-2011

Forward-Looking Statements

This release contains forward-looking statements, including statements about NutraCea’s expectations regarding increasing gross profit margins, revenues, profitability, cash flows, costs and the completion of projects at Irgovel. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.

About NutraCea

NutraCea is a world leader in production and marketing of value added products derived from rice bran. NutraCea holds many patents for SRB production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally an underutilized co-product of rice milling. NutraCea also produces rice based consumer health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com

– Financial Tables Follow –

NutraCea
Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(Unaudited) (in thousands, except share amounts)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,219	$537
Restricted cash	2,118	1,917
Accounts receivable, net	3,056	3,502
Inventories	3,106	2,994
Notes receivable, current portion, net	1,200	1,200
Deferred tax asset	326	292
Deposits and other current assets	2,979	2,255
Assets held for sale - property, plant and equipment	-	3,598
Total current assets	14,004	16,295

Notes receivable, net of current portion	200	600
Property, plant and equipment, net	28,934	24,054
Intangible assets, net	6,002	6,296
Goodwill	5,941	5,835
Equity method investments	36	49
Other long-term assets	41	95
Total assets	$55,158	$53,224

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,141	$2,573
Accrued expenses	4,046	4,266
Pre-petition liabilities	3,445	6,406
Long-term debt, current portion	2,653	3,235
Warrant liability, current portion	250	-
Total current liabilities	12,535	16,480

Long-term liabilities:
Long-term debt, net of current portion	6,902	7,365
Deferred tax liability	4,288	4,361
Warrant liability, net of current portion	3,954	1,628
Other long-term liabilities	1,000	1,000
Total liabilities	28,679	30,834

Commitments and contingencies

Redeemable noncontrolling interest in Nutra SA	7,697	-

Equity:
Equity attributable to NutraCea shareholders:
Preferred Stock, 20,000,000 authorized and none issued	-	-
Common stock, no par value, 350,000,000 shares authorized, 195,717,735 and 195,359,109 shares issued and outstanding	207,631	207,432
Accumulated deficit	(188,871)	(184,812)
Accumulated other comprehensive income (loss)	178	(74)
Total equity attributable to NutraCea shareholders	18,938	22,546
Noncontrolling interest in Rice Science	(156)	(156)
Total equity	18,782	22,390
Total liabilities and equity	$55,158	$53,224

NutraCea
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2011 and March 2010
(Unaudited) (in thousands, except per share amounts)

	2011	2010

Revenues	$7,998	$7,222
Cost of goods sold	5,783	5,490
Gross profit	2,215	1,732

Operating expenses:
Selling, general and administrative	3,374	4,016
Professional fees	802	457
Provision for (recovery of) doubtful accounts	(740)	73
Research and development	52	122
Loss on disposal of trademarks, property, plant and equipment	-	376
Total operating expenses	3,488	5,044

Loss from operations	(1,273)	(3,312)

Other income (expense):
Interest income	13	18
Interest expense	(388)	(281)
Loss on equity method investments	(13)	(11)
Warrant liability income (expense)	(2,576)	321
Other income	102	118
Other expense	(12)	(30)
Total other income (expense)	(2,874)	135

Reorganization expenses - professional fees	-	337

Loss before income taxes	(4,147)	(3,514)
Income tax benefit	60	244
Net loss	(4,087)	(3,270)
Net loss attributable to noncontrolling interest in Nutra SA	28	-
Net loss attributable to NutraCea shareholders	$(4,059)	$(3,270)

Loss per share attributable to NutraCea shareholders
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding
Basic	195,358	192,992
Diluted	195,358	192,992